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EXHIBIT 99.1

LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

April 1, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Allegiance Telecom, Inc. has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 31, 2001 audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen was not relevant for this audit.

Very truly yours,

Allegiance Telecom, Inc.

By:	/s/ G. CLAY MYERS G. Clay Myers Senior Vice President, Accounting and Finance

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LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T